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                                                                  Exhibit 12.1




                           CALENERGY COMPANY, INC.

                      Ratio of Earnings to Fixed Charges

                     (Dollars in Thousands, Except Ratio)

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                               Three Months
                              Ended March 31               Year Ended December 31,
                             ----------------    -------------------------------------------
                              1997      1996      1996     1995      1994      1993     1992
                              ----      ----     ----      ----      ----     -----     ----

Pre-tax income from
   continuing operations...  $57,154   $20,958  $135,713  $97,051   $55,836   $61,258   $50,732
Loss on equity investment
   in unconsolidated
   subsidiary .............    2,668       962     5,221      362       __         __        __
Capitalized interest, net
   of amortization.........   (8,317)  (11,550)  (37,476) (31,160)   (9,196)   (6,174)   (5,202)
                             --------------------------------------------------------------------
                              51,505    10,370   103,458   66,253    46,640    55,084    45,530

                             --------------------------------------------------------------------
Fixed Charges:
   Interest expense and
     amortization of
     deferred finance
     charges on all
     indebtedness.........    70,622    34,779   165,900  134,637    62,837    30,205    20,459
   Interest portion of
     lease rentals........        15        15        60       60       109       247       253
   Dividends on convertibe
     preferred securities
     of subsidiary trusts      2,718        --     4,691       --        --        --        --
   Preferred stock dividends
     of subsidiaries, gross
     of tax ..............     2,790        --        --       --        --        --        --
                             --------------------------------------------------------------------
      Total fixed charges.    76,145    34,794   170,651  134,697    62,946    30,452    20,712
                             --------------------------------------------------------------------
Earnings before income
   and fixed charges......  $127,650   $45,164  $274,109 $200,950  $109,586   $85,536   $66,242
                             ====================================================================
Ratio of earnings to
   fixed charges..........     1.676     1.298     1.606    1.492     1.741     2.809     3.198
                             ====================================================================
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